Filed Pursuant to Rule 433(d)

Registration Statement No. 333-157759

March 4, 2010

Final Term Sheet

Issuer:	TECO Finance, Inc.	TECO Finance, Inc.

Guarantor:	TECO Energy, Inc.	TECO Energy, Inc.

Principal Amount:	$250,000,000	$300,000,000

Maturity:	March 15, 2016	March 15, 2020

Coupon:	4.00%	5.15%

Initial Price to Public:	99.594	99.552

Yield to maturity:	4.077%	5.208%

Spread to Benchmark Treasury:	+180 bps	+160 bps

Benchmark Treasury:	2.375% due February 28, 2015	3.625% due February 15, 2020

Benchmark Treasury Yield:	2.277%	3.608%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2010	March 15 and September 15, commencing September 15, 2010

Redemption Provisions: Make-whole call:	At any time at a discount rate of Treasury plus 25 bps	At any time at a discount rate of Treasury plus 25 bps

Settlement:	T+7; March 15, 2010	T+7; March 15, 2010

Ratings*(Moody’s/ S&P/Fitch):	Baa3/BBB-/BBB-	Baa3/BBB-/BBB-

CUSIP:	87875UAJ1	87875UAK8

Joint Book-running Managers	Citigroup Global Markets Inc., J.P. Morgan Securities Inc. & Morgan Stanley & Co. Incorporated	Citigroup Global Markets Inc., J.P. Morgan Securities Inc. & Morgan Stanley & Co. Incorporated

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at (877) 858-5407 (toll-free), J.P. Morgan Securities Inc. collect at (212) 834-4533 or Morgan Stanley & Co. Incorporated at (866) 718-1649.